FOR IMMEDIATE RELEASE

Wingstop Inc.’s High-Growth, Asset-Light Model Delivers Value to Shareholders
Company Closes on $180 Million Senior Secured Debt Facility
Declares $2.90 per Share Special Cash Dividend

Dallas, June 30, 2016 - (GLOBE NEWSWIRE) - Wingstop Inc. (NASDAQ: WING) the award-winning wing concept with more than 900 locations worldwide, announced today that it has closed on a new $180 million senior secured debt facility and that its Board of Directors has declared a special cash dividend of $2.90 per share to shareholders, which represents approximately 10% of Wingstop, Inc.’s total market capitalization. The new senior secured debt facility replaces the existing March 2015 debt facility.

President and Chief Executive Officer Charlie Morrison stated, “Wingstop’s ‘category of one’ positioning has resulted in a powerful, fast casual brand with a broad, loyal and diverse guest base that craves a unique flavor experience. We believe our exceptional growth characteristics are supported by a differentiated business model that offers franchisees compelling unit economics and shareholders high operating margins and high cash flow conversion. As a public company, our Board of Directors and management team are constantly evaluating the most prudent uses of our strong balance sheet and free cash flow to maximize shareholder value. Today's announcement reflects that commitment as it recognizes and rewards shareholders with a meaningful return of capital while demonstrating our utmost confidence in Wingstop’s brand potential and ability to continue delivering outstanding financial results.”

Chief Financial Officer Mike Mravle commented, “In addition to the special cash dividend of $2.90 per share, we are pleased with the terms and interest rates we were able to achieve with the new financing. On a pro-forma basis for the new facility, our net debt to Q1 2016 trailing twelve months Adjusted EBITDA ratio is 5.2x. This amount of leverage is appropriate for a primarily-franchised business like ours and puts us comfortably within our historical debt ratio range.”

Wingstop’s new five-year debt facility bears an initial interest rate of LIBOR + 275 bps and consists of a $70 million senior secured term loan with a 5% mandatory amortization and a $110 million senior secured revolving credit facility. The new debt facility refinanced $85.5 million of indebtedness under the Company’s March 2015 debt facility. The Company will utilize proceeds from the new senior secured debt facility in combination with available cash on its balance sheet to fund the special cash dividend. Upon payment of the dividend, a total of $165 million will be drawn on the new debt facility, including $95 million drawn on the revolving facility. The interest rate is subject to a grid with step downs of 25 basis points as leverage declines.

The special cash dividend will be paid on July 15, 2016 to shareholders of record as of July 12, 2016. The ex-dividend date will be July 8, 2016. Shareholders who sell their shares prior to the July 8, 2016 ex-dividend date will also be selling their right to receive the special dividend. Wingstop’s common stock will start trading on an ex-dividend basis beginning on July 8, 2016, according to NASDAQ rules.

Management noted that this dividend allows shareholders to participate in a meaningful return-of-capital transaction without surrendering any shares of Wingstop. While the tax treatment of the special dividend cannot be concluded with certainty until 2017, the Company estimates that, for federal income tax purposes, approximately 80% - 90% of the special cash dividend will be treated by shareholders as a return of capital, with the remaining 10% - 20% treated as a dividend. Shareholders are encouraged to consult with their financial and tax advisors regarding circumstances of their individual situation.

The Compensation Committee of the Board of Directors, anticipates approving a dividend equivalent reduction in strike price for certain holders of Wingstop stock options, to the extent allowable by law. Additionally, certain holders of stock options are expected to receive a cash bonus equal to the dividend amount on each share underlying a vested stock option, to the extent that they are not eligible for a reduction in exercise price of their stock options.

As a result of today’s announcement, Wingstop is now projecting total interest expense of approximately $4.5 million to $5.0 million in fiscal year 2016. Additionally, the retirement of the March 2015 debt facility will result in a non-cash write off of approximately $0.2 million in debt issuance costs and one-time charges (inclusive of the expected cash bonus to vested option holders) of approximately $1.4 million for a total of approximately $1.6 million in the fiscal third quarter 2016. The Company expects to provide further and related updates to its annual guidance when it reports fiscal second quarter 2016 financial results in August.

Wells Fargo Securities, LLC and Citizens Bank, National Association acted as the joint lead arrangers and book runners of the senior secured debt facility.

Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures. A reconciliation of each measure to the most directly comparable GAAP measure is available in this press release.

About Wingstop
Founded in 1994 and headquartered in Dallas, Texas, Wingstop has more than 900 restaurants open across the United States, Mexico, Singapore, the Philippines, Indonesia and United Arab Emirates. Wingstop specializes in cooked-to-order, hand-sauced and tossed chicken wings offered in 11 proprietary flavors, which range from extremely hot to mild: Atomic, Mango Habanero, Cajun, Original Hot, Louisiana Rub, Mild, Hickory Smoked BBQ, Lemon Pepper, Garlic Parmesan, Hawaiian and Teriyaki. Wingstop’s bone-in and boneless chicken wings can be paired with a variety of house-made sides including Wingstop’s hand-cut, freshly-prepared seasoned fries.

Forward-looking Information
Certain statements contained in this news release, as well as other information provided from time to time by Wingstop Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Any such forward-looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. Although we believe any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements. Please refer to the risk factors discussed in our Form 10-K for the year ended December 26, 2015, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

Any forward-looking statement made by Wingstop Inc. in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Media Contact
Seth Grugle, ICR
646-277-1272
wingstop@icrinc.com

Investor Contact
Raphael Gross, ICR
203-682-8253
raphael.gross@icrinc.com

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - Net Debt
(Unaudited)
(in thousands)

	March 26, 2016	Adjustments for Refinance and Dividend (a)	Ending Balance
Total debt	85,500	79,500	165,000
Cash and cash equivalents	8,316	(3,684)	4,632
Net debt	$77,184	$83,184	$160,368

(a) Adjusted for proceeds from the new senior secured debt facility and available cash used to fund the special cash dividend.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(in thousands)

	Year Ended	Thirteen Weeks Ended
	December 26, 2015	March 28, 2015	March 26, 2016
Net income	10,106	2,554	4,290
Interest expense, net	3,477	787	761
Income tax expense	5,739	1,581	2,549
Depreciation and amortization	2,682	663	714
EBITDA	$22,004	$5,585	$8,314
Adjustments:
Management fees (a)	237	117	—
Management agreement termination fee (b)	3,297	—	—
Transaction costs (c)	2,186	1,303	450
Stock-based compensation expense (d)	1,155	189	153
Adjusted EBITDA (e)	$28,879	$7,194	$8,917

(a)	Includes management fees and other out-of-pocket expenses paid to Roark Capital Management, LLC.

(b)
Represents a one-time fee of $3.3 million that was paid in consideration for the termination of our management agreement with Roark Capital Management during the second quarter of 2015 in connection with our initial public offering. There are no further obligations related to management fees paid to Roark Capital Management.

(c)	Represents costs and expenses related to refinancings of our credit agreement and our public offerings.

(d)	Includes non-cash, stock-based compensation.

(e)
Adjusted EBITDA for the 52-week trailing period ended March 26, 2016 was $30.6 million, which can be recalculated as Adjusted EBITDA for the year ended December 26, 2015, less the thirteen weeks ended March 28, 2015, plus the thirteen weeks ended March 26, 2016.